Exhibit 99.1

     SHARE PURCHASE AGREEMENT (this "Agreement"), dated as of April 24, 2007, among OVERSEAS SHIPHOLDING GROUP, INC., a Delaware corporation ("OSG"), and ARCHER DANIELS MIDLAND COMPANY, a Delaware corporation ("ADM").

     WHEREAS, ADM is the owner of 5,093,391 shares of common stock, par value $1.00 per share, of OSG (the "Shares");

     WHEREAS, ADM has requested that OSG repurchase from ADM, at a purchase price of $65.42 per share (which is 2.5% less than the closing price of a share of common stock of OSG on the New York Stock Exchange on today's date) , the Shares; and

     WHEREAS, OSG desires to repurchase the Shares from ADM as requested by ADM, as more fully set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements contained herein, the parties hereto agree as follows:

     SECTION 1. Purchase and Sale.

          (a) Upon the terms set forth in this Agreement, at the Closing (as defined below), ADM shall sell, transfer and deliver to OSG, and OSG shall purchase from ADM, the Shares, free and clear of all liens, pledges, charges, security interests, encumbrances or other adverse claims of any kind (collectively, "Liens"), for an aggregate purchase price of $333,222,372.70 (the "Purchase Price"), payable as set forth in Section 1(b).

          (b) The closing (the "Closing") of the purchase and sale of the Shares hereunder shall take place at 10:00 a.m. on April 27, 2007. At the Closing:

(i) OSG shall deliver to ADM the Purchase Price in immediately available funds by wire transfer to the account of ADM designated by ADM; and

(ii) ADM shall deliver to OSG certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer tax stamps, if any, affixed, or otherwise shall make book-entry transfer of the Shares to OSG to the satisfaction of OSG (and shall provide such documentation of such book-entry transfer as may be requested by OSG).

     SECTION 2. Representations and Warranties of ADM.

          (a) The execution and delivery by ADM of this Agreement, the performance by ADM of its obligations hereunder and the consummation by ADM of the transaction contemplated hereby are within ADM's powers and have been duly authorized by all necessary action on the part of ADM. This Agreement constitutes (assuming due authorization, execution and delivery by OSG) the legal, valid and binding agreement of ADM, enforceable against ADM in accordance with its terms.

          (b) ADM is the record and beneficial owner of the Shares, free and clear of any and all Liens, and ADM is transferring and delivering to OSG at the Closing valid title to all of the Shares, free and clear of any and all Liens.

          (c) ADM acknowledges that it has been provided with such information regarding OSG as has been requested by it, and that it has had such opportunity to ask questions of the officers of OSG regarding OSG as has been requested by it, in each case in connection with the transaction contemplated hereby. In connection with the foregoing, ADM expressly acknowledges receipt, prior to its execution of this Agreement, of the information set forth in Exhibits A and B hereto.

     SECTION 3. Representations and Warranties of OSG. The execution and delivery of this Agreement by OSG and the performance by OSG of its obligations hereunder and the consummation by OSG of the transaction contemplated hereby are within OSG's powers and have been duly authorized by all necessary action on the part of OSG. This Agreement constitutes (assuming due authorization, execution and delivery by ADM) the legal, valid and binding agreement of OSG, enforceable against OSG in accordance with its terms.

     SECTION 4. Confidentiality. ADM agrees to keep confidential any and all non-public information of OSG provided to it in connection with the transaction contemplated hereby, including, without limitation, the information set forth in Exhibits A and B, until such time as such information is otherwise made generally available to the public by OSG.

     SECTION 5. Voting of the Shares. With respect to any action on which the shareholders of OSG are entitled to vote and with respect to which a record date has been taken prior to the Closing, such that ADM retains the right to vote the Shares following the Closing, ADM agrees to vote all the Shares on a pro rata basis proportionate to all other votes actually cast with respect to such action. ADM agrees to deliver to OSG at the Closing a proxy to vote the Shares to the foregoing effect.

     SECTION 6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

OVERSEAS SHIPHOLDING GROUP, INC.
By:	/s/Morten Arntzen
Name: Morten Arntzen
Title: President

ARCHER DANIELS MIDLAND COMPANY
By:	/s/ Vikram Luther
Name: Vikram Luther
Title: V.P. - Treasurer

Exhibit A

OSG

Overseas Shipholding Group, Inc.                                                                                           Press Release

For Immediate Release

OVERSEAS SHIPHOLDING GROUP REPORTS FIRST QUARTER 2007 RESULTS

Highlights

  Sales-adjusted EPS of $1.91 excludes $0.25 per diluted share gain on sale of securities.
  Net income of $84.7 million, or $2.16 per diluted share, reported for the period.
  During the first quarter 2007, repurchased 1,044,600 shares at an average price of $59.42 per share.
  Acquisition of Heidmar Lightering closed on April 20, 2007.
  The sale of the Overseas Donna, which will be delivered prior to July 2009, will generate a future minimum gain of $75 million.
  Contracts for three U.S. Flag ATB units signed, bringing U.S. Flag vessels under construction to 17.
  Three Crude Oil tankers time chartered-in, bring OSG's fleet of owned, operated and newbuild vessels to 144.
  OSG purchases Archer Daniels Midland's 13.3% stake in the Company and Board authorizes new $200 million share repurchase program.

New York - April 24, 2007 - Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today reported results for the first fiscal quarter of 2007.

For the quarter ended March 31, 2007, Time Charter Equivalent1 (TCE) revenues were $259.2 million, down from $280.1 million in 2006. The decrease was principally due to a decrease in average daily TCE rates for VLCCs. EBITDA1 for the quarter decreased to $146.1 million from $180.1 million in 2006. Net income for the first quarter ended March 31, 2007 was $84.7 million, or $2.16 per diluted share, compared with $128.4 million, or $3.24 per diluted share, for the same period a year ago. The 2007 quarter benefited from the sale of 4.6 million shares of Double Hull Tankers, Inc. (NYSE: DHT), in which OSG holds a minority interest, resulting in a gain of approximately $15.0 million, or $0.25 per diluted share. The results for the first quarter of 2006 included a gain on sale of securities of $5.0 million, or $0.08 per diluted share.

Morten Arntzen, President and Chief Executive Officer of OSG, stated, "We generated solid earnings and cash flow despite challenging business conditions in the first quarter of 2007, while simultaneously investing in our business to enhance future profitability. Our results are testimony to the scale, diversification and global platforms we have in our Crude Oil transportation and Product Carrier businesses, now combined with our market-leading Jones Act franchise."

Arntzen continued, "Our balanced growth strategy is working and delivering superior results for our shareholders. We closed on the acquisition of Heidmar Lightering on April 20, 2007, and are excited about the opportunities we see to improve and expand this business in cooperation with our Aframax International and Panamax International commercial pool partners. We believe OSG Lightering will allow us to provide both better service for our lightering customers and enhance the performance of our vessels that operate in the two pools." Arntzen further stated, "Five months after closing, the integration of Maritrans is on track. Our confidence in the U.S. Flag segment market dynamics and in the capabilities of OSG's U.S. Flag personnel now operating out of our offices adjacent to the Port of Tampa, allowed us to go forward with additional newbuild commitments of up to six Product Carriers and three ATBs announced in the first quarter of 2007."

1See Appendix 1 for a reconciliation of TCE revenues to shipping revenues and Appendix 2 for a reconciliation of EBITDA to net income.

TCE revenues in the first quarter of 2007 for the International Crude Tanker segment were $146.8 million, a decrease of $60.3 million from $207.1 million in the same period of 2006. The decline was principally due to a decrease in average daily spot rates earned by the VLCCs to $47,131 per day from $79,733 per day in the same period a year earlier, as well as out of service days due to damage repairs on the Overseas Crown. TCE revenues for the International Product Carrier segment were $57.9 million, up 7% from $53.9 million in the year earlier period. The increase was principally due to an increase in revenue days attributable to the delivery of three time chartered-in Handysize Product carriers subsequent to March 31, 2006. TCE revenues from the U.S. segment were $49.6 million, up $36.6 million from $13.0 million in the same quarter a year earlier. The acquisition of Maritrans added TCE revenues of $31.8 million and 1,093 revenue days. Results for the U.S. segment for the first quarter also reflect the delivery of the Overseas Houston and a reduction of 110 days in which vessels were out of service, partially offset by the disposition of two noncore vessels, the Overseas Harriette and the Perseverance.

Income from vessel operations was $77.4 million in the first quarter of 2007, compared with $129.5 million in the same period a year earlier. For the quarter ended March 31, 2007, total operating expenses increased $36.4 million to $197.9 million from $161.5 million in the corresponding quarter in 2006. This increase included an $11.9 million increase in vessel expenses and an $8.1 million increase in depreciation and amortization, principally as a result of the addition of the former Maritrans fleet. Time and bareboat charter hire expense increased $6.2 million, principally as the result of the sale and charter back of two Handysize Product Carriers during the quarter and the delivery of four additional chartered-in vessels (three time chartered-in Handysize Product Carriers and the Overseas Houston). General and administrative expenses increased $5.0 million in the first quarter of 2007 principally due to expenses of the Tampa and Philadelphia offices associated with the Maritrans acquisition, which closed on November 28, 2006.

Financial Highlights

  From January 1, 2007 through March 31, 2007, OSG purchased 1,044,600 shares at an average price of $59.42 per share, all of which was purchased during March 2007. To date, the Company has completed approximately $81 million under the $300 million share repurchase program authorized by the Company's Board of Directors in June 2006. On April 24, 2007, in a separate release, OSG announced that it has repurchased 5,093,391 shares, representing all outstanding shares held, from Archer Daniels Midland Company (ADM) at $65.42 per share. ADM's ownership represented approximately 13.3% of outstanding shares as of March 31, 2007. Also on April 24, 2007, OSG's Board authorized a new $200 million repurchase program, which replaced the prior $300 million repurchase program.
  Future revenues associated with noncancelable time charters as of March 31, 2007, excluding time charters entered by the pools in which OSG participates and excluding the Gas segment, exceeded $1.1 billion representing 34,970 revenue days.
  On January 23, 2007, OSG sold 4.6 million shares of common stock of DHT in a registered public offering. OSG recognized a gain from the transaction of approximately $15.0 million in the first quarter of 2007, which increased EPS by $0.25 per diluted share. As a result of the sale, OSG's beneficial ownership of DHT's common stock is approximately 29.2%, or 8,751,500 shares.
  On April 19, 2007, the Board declared a $0.25 per share dividend to stockholders of record on May 9, 2007, payable on May 30, 2007.

Recent Activities and Quarterly Events

The Company entered into a number of transactions in furtherance of its strategy to expand its fleet, balance the mix of owned and chartered-in tonnage and capitalize on the strong market for second-hand tonnage.

Crude Oil Tankers

  During the first quarter, OSG time chartered-in a 300,000 dwt 1996-built VLCC, the Watban, through 2011. The vessel trades in the Tankers International commercial pool.
  The Company entered into time charter-in arrangements for two Aframax tankers through 2010, Hull 1629 (TBN Aqua) and Hull 1630 (TBN Action), sister ships scheduled to deliver in the second and third quarters of 2007, respectively. OSG has a 50% interest in the time chartered-in 116,000 dwt tankers.
  In February, the Company entered into an agreement to sell the Overseas Donna, a 2000-built VLCC for forward delivery. At the discretion of the purchaser, the vessel will be delivered no earlier than July 2007 and no later than July 2009, at which time OSG expects to recognize a gain on the sale of a minimum of approximately $75 million. The agreement also provides for profit sharing with the purchaser, effective through the date of delivery of the vessel, when rates earned exceed a base rate defined in the agreement.
  On April 20, 2007, OSG acquired the Heidmar Lightering business from a subsidiary of Morgan Stanley Capital Group Inc. for cash of approximately $41 million. The Houston-based operation includes a fleet of four International Flag Aframaxes and two U.S. Flag workboats and provides crude oil lightering services to refiners, oil companies and trading companies primarily in the U.S. Gulf. The business manages a portfolio of one-to-three year fixed rate cargo contracts. Under the agreement, OSG acquired the lightering fleet, which is time chartered-in, including a 50% interest in two specialized lightering Aframaxes, the Heidmar Sabine and the Heidmar Brazos. The Heidmar Lightering operation will be renamed "OSG Lightering".

Product Carriers

  On February 14, 2007, the Company sold and bareboat chartered back two 1996-built Handysize Product Carriers, the Overseas Nedimar and the Overseas Limar. The estimated $10.8 million gain from the sales was deferred and is being amortized over the seven and one-half year terms of the charter-backs as a reduction of charter hire expense. OSG has renewal options at the end of each charter-hire period.
  On March 2, 2007 the Company entered into an agreement to sell the Overseas Almar, a 1996-built Handysize Product Carrier. The sale closed on April 24, 2007 and the Company will recognize a gain of approximately $5.0 million in the second quarter of 2007.

U.S.

  On March 6, 2007, OSG announced a definitive agreement to build three new Articulated Tug Barges. The vessels are scheduled to be delivered in the fourth quarter of 2009 and the second and fourth quarters of 2010.
  On February 7, 2007, OSG agreed in principle to bareboat charter-in up to six additional MT-46 Jones Act Product Carriers from American Shipping Corporation, a subsidiary of Aker American Shipping, for initial terms from 10-to-15 years. Three of the vessels are firm commitments and the Company holds options for an additional three. The agreement is subject to final documentation and customary closing conditions.
  The OSG 242 rejoined the fleet in April 2007. The vessel, an Articulated Tug Barge, was double hulled using a patented methodology adding 38,000 barrels of capacity. Also during the period the M211 was taken out of service to be double hulled and is expected to redeliver in the fourth quarter of 2007.

Fleet Metrics and Corporate Statistics

  As of March 31, 2007, OSG's owned or operated fleet totaled 104 International Flag and U.S. Flag vessels compared with 89 at March 31, 2006. Fifty-four percent, or 56 vessels, were owned as of March 31, 2007, with the remaining vessels bareboat or time chartered-in. OSG's newbuild program of chartered-in and owned vessels totaled 40 and spanned all lines of business. A detailed fleet list and updates on vessels under construction can be found in the Fleet section of www.osg.com.
  Revenue days in the quarter totaled 8,509, compared with 7,208 in the same period a year earlier. The increase principally reflects the addition of the former Maritrans fleet and the delivery of three Handysize Product Carriers. Revenue days by segment can be found in Spot and Time Charter TCE Rates Achieved and Revenue Days, later in this press release.

Financial Profile

At March 31, 2007, stockholders' equity exceeded $2.2 billion and liquidity, including undrawn bank facilities, was more than $2.2 billion. Total long-term debt as of March 31, 2007 was $1.1 billion compared with $1.3 billion at December 31, 2006. Liquidity adjusted debt to capital was 12.3% as of March 31, 2007, an improvement from 14.8% as of December 31, 2006. Liquidity adjusted debt is defined as long-term debt reduced by cash and the Capital Construction Fund.

Spot and Time Charter TCE Rates Achieved and Revenue Days

The following table provides a breakdown of TCE rates achieved for the first quarters of fiscal 2007 and 2006 between spot and time charter rates. The information is based, in part, on information provided by the pools or commercial joint ventures in which the vessels participate.

	Three Months Ended Mar. 31, 2007		Three Months Ended Mar. 31, 2006
	Spot Charter	Time Charter	Spot Charter	Time Charter

Trade - Crude Oil

VLCC
Average TCE Rate	$47,131	$ -	$79,733	$ -
Number of Revenue Days	1,556	-	1,633	-
Aframax
Average TCE Rate	$42,704	$29,140	$41,777	$26,619
Number of Revenue Days	954	319	1,039	323
Panamax
Average TCE Rate	$31,634	$25,059	$35,986	$24,697
Number of Revenue Days	419	538	381	536

Trade - Refined Petroleum Products

Panamax
Average TCE Rate	$ -	$17,654	$ -	$25,246
Number of Revenue Days	-	180	-	180
Handysize
Average TCE Rate	$30,148	$18,092	$31,779	$18,402
Number of Revenue Days	723	1,978	496	1,924

U.S. Flag - Number of Revenue Days	805	857	143	373

Other - Number of Revenue Days	-	180	-	180

Total Revenue Days	4,457	4,052	3,692	3,516

Consolidated Statements of Operations
($ in thousands, except per share amounts)	Three Months Ended Mar. 31
	2007	2006
Shipping Revenues:
Pool revenues	$137,803	$193,105
Time and bareboat charter revenues	84,934	70,848
Voyage charter revenues	52,547	27,073
	275,284	291,026
Operating Expenses:
Voyage expenses	16,100	10,917
Vessel expenses	60,814	48,915
Time and bareboat charter hire expenses	49,416	43,171
Depreciation and amortization	42,483	34,354
General and administrative	29,038	24,011
Loss on disposal of vessels	3	121
Total Operating Expenses	197,854	161,489
Income from Vessel Operations	77,430	129,537
Equity in Income of Affiliated Companies	3,384	6,812
Operating Income	80,814	136,349
Other Income	22,758	9,392
	103,572	145,741
Interest Expense	13,168	22,607
Income before Federal Income Taxes	90,404	123,134
Provision/(Credit) for Federal Income Taxes	5,752	(5,230)
Net Income	$84,652	$128,364
	=======	========
Weighted Average Number of Common Shares Outstanding:
Basic	39,062,855	39,516,077
Diluted	39,167,371	39,569,551
Per Share Amounts:
Basic net income	$2.17	$3.25
Diluted net income	$2.16	$3.24
Cash dividends declared and paid	$0.25	$0.175

TCE Revenue by Segment

The following table reflects TCE revenues generated by the Company's three reportable segments for quarters ended March 31, 2007 and 2006 and excludes the Company's proportionate share of TCE revenues of affiliated companies. See Appendix 1 for reconciliations of Time Charter Equivalent Revenues to Shipping Revenues.
	Three Months Ended Mar. 31,
($ in thousands)	2007	% of Total	2006	% of Total
International
Crude Tankers	$146,802	56.7	$207,091	73.9
Product Carriers	57,898	22.3	53,862	19.3
Other	4,882	1.9	6,201	2.2
U.S.	49,602	19.1	12,955	4.6
Total TCE Revenues	$259,184	100.0	$280,109	100.0
	========	======	========	=====

Income from Vessel Operations by Segment

The following table reflects income from vessel operations accounted for by each reportable segment. Income from vessel operations is before general and administrative expenses, loss on disposal of vessels and the Company's share of income from affiliated companies.

	Three Months Ended Mar. 31,
($ in thousands)	2007	% of Total	2006	% of Total
International
Crude Tankers	$76,241	71.6	$129,775	84.4
Product Carriers	16,583	15.6	20,534	13.4
Other	157	0.1	1,811	1.2
U.S.	13,490	12.7	1,549	1.0
Total Income from Vessel Operations	$106,471	100.0	$153,669	100.0
	=======	=====	=======	====

Reconciliations of income from vessel operations of the segments to income before federal income taxes as reported in the consolidated statements of operations follow:
	Three Months Ended Mar. 31,
($ in thousands)	2007	2006
Total income from vessel operations of all segments	$106,471	$153,669
General and administrative expenses	(29,038)	(24,011)
Loss on disposal of vessels	(3)	(121)
Consolidated income from vessel operations	77,430	129,537
Equity in income of affiliated companies	3,384	6,812
Other income	22,758	9,392
Interest expense	(13,168)	(22,607)
Income before federal income taxes	$90,404	$123,134
	========	========

Consolidated Balance Sheets

($ in thousands)	Mar. 31 2007	Dec. 31 2006
ASSETS
Current Assets:
Cash and cash equivalents	$591,982	$606,758
Voyage receivables	128,858	136,043
Other receivables, including federal income taxes recoverable	68,193	71,723
Inventories and prepaid expenses	35,831	30,997
Total Current Assets	824,864	845,521
Capital Construction Fund	221,185	315,913
Vessels and other property, less accumulated depreciation	2,432,498	2,501,846
Vessel held for sale	30,580	-
Vessels under capital leases, less accumulated amortization	28,990	30,750
Deferred drydock expenditures, net	49,833	50,774
Total Vessels, Deferred Drydock and Other Property	2,541,901	2,583,370
Investments in Affiliated Companies	240,383	275,199
Intangible Assets, less accumulated amortization	91,461	92,611
Goodwill	64,912	64,293
Other Assets	53,741	53,762
Total Assets	$4,038,447	$4,230,669
	=========	=========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable, sundry liabilities and accrued expenses	$160,408	$192,500
Short-term debt and current installments of long-term debt	27,485	27,426
Current obligations under capital leases	7,836	7,650
Total Current Liabilities	195,729	227,576
Long-term Debt	1,091,853	1,273,053
Obligations under Capital Leases	31,736	33,894
Deferred Gain on Sale and Leaseback of Vessels	217,805	218,759
Deferred Federal Income Taxes and Other Liabilities	277,718	270,076
Stockholders' Equity	2,223,606	2,207,311
Total Liabilities and Stockholders' Equity	$4,038,447	$4,230,669
	=========	=========

Consolidated Statements of Cash Flows
($ in thousands)	Three Months Ended Mar. 31
	2007	2006
Cash Flows from Operating Activities:
Net income	$84,652	$128,364
Items included in net income not affecting cash flows:
Depreciation and amortization	42,483	34,354
Amortization of deferred gain on sale and leasebacks	(11,689)	(10,399)
Deferred compensation relating to restricted stock and
stock option grants	2,033	925
Provision/(credit) for deferred federal income taxes	2,834	(3,389)
Undistributed earnings of affiliated companies	7,277	5,750
Other - net	386	4,278
Items included in net income related to investing and financing activities:
Gain on sale of securities - net	(15,015)	(4,966)
Loss on disposal of vessels	3	121
Payments for drydocking	(7,838)	(8,619)
Changes in operating assets and liabilities:	(26,862)	(3,339)
Net cash provided by operating activities	78,264	143,080
Cash Flows from Investing Activities:
Expenditures for vessels	(57,673)	(4,957)
Withdrawals from Capital Construction Fund	98,500	-
Proceeds from disposal of vessels	79,664	-
Expenditures for other property	(2,392)	(2,052)
Investments in and advances to affiliated companies	(25,869)	-
Proceeds from disposal of investments in affiliated companies	69,180	-
Other - net	845	(612)
Net cash provided by/(used in) investing activities	162,255	(7,621)
Cash Flows from Financing Activities:
Purchases of treasury stock	(62,511)	-
Payments on debt and obligations under capital leases	(183,113)	(111,461)
Cash dividends paid	(9,853)	(6,920)
Issuance of common stock upon exercise of stock options	180	121
Other - net	2	(8,409)
Net cash (used in) financing activities	(255,295)	(126,669)
Net increase/(decrease) in cash and cash equivalents	(14,776)	8,790
Cash and cash equivalents at beginning of year	606,758	188,588
Cash and cash equivalents at end of year	$591,982	$197,378
	========	========

Fleet

On March 31, 2007, OSG was the second largest publicly traded oil tanker company in the world as measured by number of vessels. OSG's fleet of 144 vessels, including 40 newbuilds, aggregates 14.6 million deadweight tons and 865,000 cbm. Adjusted for OSG's participation interest in joint ventures and chartered-in vessels, the fleet totaled 133.9 vessels. For current fleet information, which is updated on a quarterly basis upon release of earnings, refer to the Company's website at www.osg.com.

	Vessels Owned		Vessels Chartered-in		Total at Mar. 31, 2007
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt

Operating Fleet
VLCC (including V-Plus)	10	10	12	8.25	22	18.25	6,994,124
Aframax	7	7	10	7.6	17	14.6	1,776,096
Panamax	9	9	2	2	11	11	767,460
International Flag Crude Tankers	26	26	24	17.85	50	43.85	9,537,680
Panamax	2	2	-	-	2	2	137,249
Handysize	10	10	18	18	28	28	1,226,366
International Flag Product Carriers	12	12	18	18	30	30	1,363,615
International Flag Dry Bulk Carriers	-	-	2	2	2	2	319,843

Total International Flag Operating Fleet	38	38	44	37.85	82	75.85	11,221,138

Handysize Product Carriers1	6	6	3	3	9	9	403,217
Clean ATBs	7	7	-	-	7	7	188,111
Lightering:
ATBs	2	2	-	-	2	2	90,908
Crude Carrier	1	1	-	-	1	1	39,213
Dry Bulk Carriers and Car Carrier	2	2	1	1	3	3	76,492

Total U.S. Flag Operating Fleet	18	18	4	4	22	22	797,941

Total Operating Fleet	56	56	48	41.85	104	97.85	12,019,079

Newbuild/Rebuild Fleet
International Flag
VLCC	2	1	-	-	2	1	594,000
Aframax	4	4	2	1	6	5	687,438
Handysize Product Carriers	2	2	9	9	11	11	540,350
U.S. Flag
Product Carriers	-	-	9	9	9	9	414,000
ATBs	8	8	-	-	8	8	337,121

Total Newbuild Fleet	16	15	20	19	36	34	2,572,909

Crude Tankers, ATBs, Product Carriers and Dry Bulk Carriers	72	71	68	60.85	140	131.85	14,591,988
Newbuild LNG Carriers	4	2	-	-	4	2	864,800cbm
Total Operating and Newbuild Fleet	76	73	68	60.85	144	133.85	-

1Includes three owned Product Carriers that trade internationally, thus associated revenue is included in the Product Carrier segment.

Average Age of International Operating Fleet

OSG has one of the youngest International Flag fleets in the industry. The Company believes its modern, well maintained fleet is a significant competitive advantage in the global market. The table below reflects the average age of the Company's owned International Flag fleet compared with the world fleet.

Vessel Class	Average Age of OSG's Owned Fleet at 3/31/07	Average Age of OSG's Owned Fleet at 3/31/06	Average Age of World Fleet at 3/31/06

VLCC	6.2 years	6.0 years	9.0 years
Aframax	8.4 years	8.3 years	9.1 years
Panamax**	4.0 years	3.0 years	9.4 years
Handysize	5.2 years	5.2 years	9.4 years

*Source: Clarkson database as of April 1, 2007.
**Includes Panamax tankers that trade crude oil and refined petroleum products.

Off hire, Scheduled Drydock and Double Hull Rebuilds

In addition to regular inspections by OSG personnel, all vessels are subject to periodic drydock, special survey and other scheduled maintenance. In addition, OSG is scheduled to double hull two of its ATBs during 2007. The table below sets forth actual days off hire for the first quarter of 2007 and anticipated days off-hire for the above-mentioned events by class for the Company's owned and bareboat chartered-in vessels.

	Q107		Q207		Q307		Q407
	Actual Days Off-Hire	No. of Vessels*	Projected Days Off- Hire	No. of Vessels	Projected Days Off- Hire	No. of Vessels	Projected Days Off- Hire	No. of Vessels

Trade - Crude Oil

VLCC	71	1	72	2	-	-	-	-
Aframax	41	2	-	-	24	3	-	-
Panamax	33	2	100	5	-	-	-	-

Trade - Refined Petroleum Products

Panamax	-	-	-	-	-	-	-	-
Handysize	63	2	215	5	84	1	-	-

U.S. Flag

Product Carrier	-	-	111	3	14	-	-	-
ATB	132	1	121	2	185	2	76	-
Other	-	-	-	-	-	-	15	1

Total	340	8	619	17	307	6	91	1

* When a vessel's off-hire period extends beyond one quarter, the vessel is counted in the initial quarter only. The days are included in the respective quarters.

Earnings Conference Call Information

OSG will host a conference call on Wednesday, April 25, 2007 at 11:00 a.m. ET. All interested parties are invited to participate by calling (866) 713-8307 within the United States and (617) 597-5307 for international calls. A participant passcode number 76206744 is required. A webcast of the conference call and an accompanying slide presentation will be available on Overseas Shipholding Group's website at www.osg.com in the Investor Relations Webcasts and Presentations section. An audio replay of the conference call will be available from 1:00 p.m. ET on Wednesday April 25, 2007 through midnight ET on Wednesday, May 2, 2007 by calling (888) 286-8010 within the United States or (617) 801-6888 for international callers. The passcode for the replay is 25417331.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in Athens, Houston, London, Manila, Montreal, Newcastle, New York City, Philadelphia, Singapore and Tampa. More information is available at www.osg.com.

Forward-Looking Statements

This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker and articulated tug barge markets, changing oil trading patterns, prospects for certain strategic alliances and investments, the ability of OSG to successfully integrate the operations of Maritrans and Heidmar Lightering with OSG's operations, estimated TCE rates achieved for the second quarter of 2007 and estimated time charter TCE rates for the balance of 2007, anticipated levels of newbuilding and scrapping, projected drydock and repair schedule and prospects of OSG's strategy of being a market leader in the segments in which it competes. Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in the Company's Annual Report on Form 10-K for 2006.

Appendix 1 - TCE Reconciliation

Reconciliations of time charter equivalent revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:
	Three Months Ended Mar. 31,
($ in thousands)	2007	2006
Time charter equivalent revenues	$259,184	$280,109
Add: Voyage expenses	16,100	10,917
Shipping revenues	$275,284	$291,026
	=======	=======

Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

Appendix 2 - EBITDA Reconciliation

The following table shows reconciliations of net income, as reflected in the consolidated statements of operations, to EBITDA:

	Three Months Ended Mar. 31,
($ in thousands)	2007	2006
Net income	$84,652	$128,364
Provision/(credit) for federal income taxes	5,752	(5,230)
Interest expense	13,168	22,607
Depreciation and amortization	42,483	34,354
EBITDA	$146,055	$180,095
	=======	=======

EBITDA represents operating earnings, which is before interest expense and income taxes, plus other income and depreciation and amortization expense. EBITDA is presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA should not be considered a substitute for net income or cash flow from operating activities prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. While EBITDA is frequently used as a measure of operating results and performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

Appendix 3 - Capital Expenditures

The following table presents information with respect to OSG's capital expenditures for the three months ended March 31, 2007 and 2006.
	Three Months Ended Mar. 31,
($ in thousands)	2007	2006
Expenditures for vessels	$57,673	$4,957
Investments in and advances to affiliated companies	25,869	-
Payments for drydockings	7,838	8,619
	$91,380	$13,576
	========	=======

Appendix 4 - 2007 TCE Rates

The Company has achieved the following average estimated TCE rates for the percentage of days booked for vessels operating through April 13, 2007. The information is based, in part, on information provided by the pools or commercial joint ventures in which the vessels participate. All numbers provided are estimates and may be adjusted for a number of reasons, including the timing of any vessel acquisitions or disposals and the timing and length of drydocks and repairs.
		Second Quarter Revenue Days
Vessel Class and Charter Type	Average TCE Rates	Fixed as of 4/13/07	Open as of 4/13/07	Total	% Days Booked

Trade - Crude Oil

VLCC - Spot	$63,500	610	936	1,546	39%
Aframax - Spot	$41,500	139	864	1,003	14%
Aframax - Time	$27,500	333	-	333	100%
Panamax - Spot	$29,000	51	327	378	13%
Panamax - Time	$26,500	523	-	523	100%

Trade - Refined Petroleum Products

Panamax - Time	$19,000	178	-	178	100%
Handysize - Spot	$32,000	293	409	702	42%
Handysize - Time	$19,000	1,807	-	1,807	100%

	Average time charter rate	Time charter days	Spot and Lightering days	Total days	% Time charter

Trade - U.S. Flag

Product Carrier	$39,000	413	133	546	76%
ATB and Lightering Vessels	$27,000	417	447	864	48%

Appendix 5 - 2007 TCE Rates

The following table shows average estimated time charter TCE rates and associated days booked as of April 13, 2007.

	Fixed Rates and Revenue Days as of 4/13/07

	Q307	Q407

Trade - Crude Oil

VLCC
Average TCE Rate	-	-
Number of Revenue Days	-	-
Aframax
Average TCE Rate	$29,000	$29,000
Number of Revenue Days	331	302
Panamax
Average TCE Rate	$29,000	$29,000
Number of Revenue Days	460	410

Trade - Refined Petroleum Products

Panamax
Average TCE Rate	$19,000	$19,000
Number of Revenue Days	184	184
Handysize
Average TCE Rate	$18,500	$18,500
Number of Revenue Days	1,975	1,781

U.S. Flag

Product Carrier
Average TCE Rate	$38,500	$38,500
Number of Revenue Days	488	521
ATB
Average TCE Rate	$27,000	$27,000
Number of Revenue Days	356	394

Contact:
Jennifer L. Schlueter
Vice President, Corporate Communications and Investor Relations
OSG Ship Management, Inc.
Telephone +1 212.578.1634
email: jschlueter@osg.com

# # #

Exhibit B

OSG

Overseas Shipholding Group, Inc.                                                                                           Press Release

For Immediate Release

OSG TO PURCHASE ARCHER DANIELS MIDLAND'S 13.3% POSITION

— Board of Directors Authorizes New $200 Million Repurchase Program —

New York - April 24, 2007 - Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today announced that its Board of Directors authorized, and the Company agreed to purchase, all of the outstanding shares held by Archer Daniels Midland Company (ADM), or 5,093,391 shares, at $65.42 per share. ADM's ownership represented approximately 13.3% of outstanding shares as of March 31, 2007. The purchase, in addition to total shares repurchased to date under the $300 million program announced June 9, 2006, aggregates approximately $413.8 million, or 16% of its outstanding shares.

In addition, the Board of Directors authorized a new share repurchase program of $200 million, which replaced the prior $300 million share repurchase program. If the new repurchase program were to be completed at an average price of $67.10, today's closing price, the Company would purchase approximately 2.98 million shares, or 9% of the total shares outstanding.

The specific timing and amount of share repurchases under the new program will vary based on market conditions, securities law limitations and other factors. The repurchases will be made using OSG's cash resources, and the program may be suspended or discontinued at any time without prior notice.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in Athens, Houston, London, Manila, Montreal, Newcastle, New York City, Philadelphia, Singapore and Tampa. More information is available at www.osg.com.

Contact:
Jennifer L. Schlueter
Vice President, Corporate Communications
OSG Ship Management, Inc.
Telephone: +1 212-578-1634

# # #